Exhibit 99.4

CONSENT OF DIRECTOR NOMINEE

In accordance with Rule 438 promulgated under the Securities Act of 1933, as amended, I hereby consent to my being named in the Registration Statement on Form S-4 of AMCI Acquisition Corp. II, a Delaware corporation (the “Company”), with the Securities and Exchange Commission, and all amendments (including post-effective amendments) thereto (the “Registration Statement”) and any related prospectus and/or proxy statement contained therein and any amendment or supplement thereto, as a nominee to become a director of the Company upon the Closing (as such term is defined in the Agreement and Plan of Merger, dated March 8, 2022, by and among the Company, AMCI Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of the Company, and LanzaTech NZ, Inc., a Delaware corporation), and to the filing of this consent as an exhibit to the Registration Statement.

Date: May 9, 2022

By:	/s/ Jim Messina
Name:	Jim Messina